Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 24, 2018 (except for the second paragraph of Note 2, as to which the date is January 29, 2019), in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-229040) and related Prospectus of Harpoon Therapeutics, Inc. dated February 4, 2019.

/s/ Ernst & Young LLP

San Jose, California

February 4, 2019